Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 13, 2005 relating to the financial statements and financial statement schedules of Griffon Corporation for the year ended September 30, 2005 which appears in the Current Report on Form 8-K dated August 19, 2008.

/s/ PricewaterhouseCoopers LLP

New York, New York
September 18, 2008